CONYERS DILL & PEARMAN LLP SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com
31 July 2023
Matter No.: 717337
+1 345 814 7392
derek.stenson@conyers.com
Greenlight Capital Re, Ltd.
65 Market Street, Suite 1207, Jasmine Court
P.O. Box 31110
Camana Bay
Grand Cayman, KY1-1205
Cayman Islands

Re: Greenlight Capital Re, Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 31 July 2023 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 2,000,000 Class A Ordinary Shares, par value US$0.10 per share (the “Ordinary Shares”), issuable pursuant to the Greenlight Capital Re, Ltd. 2023 Omnibus Incentive Plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).
1.DOCUMENTS REVIEWED
For the purposes of giving this opinion, we have examined electronic copies of the following documents:
1.1.the Registration Statement; and
1.2.the Plan.
We have also reviewed:
1.3.a copy of the Third Amended and Restated Memorandum and Articles of Association of the Company, certified by the Company’s registered office provider on 23 May 2023;
1.4.copies of minutes of meetings of its directors of the Company held on 2 and 3 March 2023 and a Form 8-K of the Company filed with the Securities and Exchange Commission dated 25 July 2023 referencing approvals passed at the AGM of the Company held on the same date (together, the “Resolutions”); and

1.5.such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
2.ASSUMPTIONS
We have assumed:
2.1.the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;
2.2.that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;
2.3.the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us;
2.4.that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;
2.5.that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;
2.6.the validity and binding effect under the laws of the Cayman Islands of the Plan in accordance with its terms;
2.7.that there is no provision of any Award Agreement (as defined in the Plan) which would have any implication in relation to the opinions expressed herein;
2.8.that, upon the issue of any Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;
2.9.that on the date of issuance of any of the Ordinary Shares the Company will have sufficient authorised but unissued ordinary shares;
2.10.that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due.

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3.QUALIFICATIONS
3.1.We express no opinion with respect to the issuance of shares pursuant to any provision of the Plan that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation.
3.2.We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.
3.3.This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.
3.4.This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.
4.OPINION
On the basis of and subject to the foregoing, we are of the opinion that:
4.1.The Company is duly incorporated and existing under the laws of the Cayman Islands.
4.2.When issued and paid for in accordance with the terms of the Plan, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully,

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP
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